News Release

Newell Brands Announces Third Quarter 2021 Results
Net Sales Growth 3.3%; Core Sales Growth 3.2%
Delivers Operating Profit and EPS Ahead of Outlook
Diluted EPS $0.44; Normalized Diluted EPS $0.54
Raises Net Sales and Improves EPS Outlook for Full Year 2021

ATLANTA, GA – October 29, 2021 – Newell Brands (NASDAQ: NWL) today announced its third quarter 2021 financial results.

"We continued to execute very well throughout the third quarter and our results reflect the effectiveness of our strategy, as well as the resilience and agility of our operating model. Strong consumer demand, supported by innovation, fueled core sales growth of 3.2 percent, at the high-end of our evergreen target, on top of a difficult year-ago comparison of 7.2 percent,” said Ravi Saligram, Newell Brands President and CEO. “While we are taking action to address the significant inflationary pressures and supply chain bottlenecks, we are also advancing our strategic priorities, by continuing to reduce complexity, capitalizing on the international opportunity, and building operational excellence throughout the organization. I am confident the company has a long runway for value creation, as we position it for sustainable and profitable growth, while building competitive advantage."

Chris Peterson, Chief Financial Officer and President, Business Operations, said, “During the third quarter, strong operational delivery, coupled with financial discipline, enabled us to deliver better than anticipated operating profit and sustained progress on the cash conversion cycle. While the external environment remains challenging and volatile, strong year-to-date results give us confidence to raise our top and bottom line outlooks for full year 2021. We now forecast core sales growth of 10 to 11 percent and normalized earnings per share of $1.69 to $1.73 in 2021."

Third Quarter 2021 Executive Summary
–Net sales were $2.8 billion, a 3.3 percent increase compared with the prior year period, during which the company experienced elevated demand across many of its categories. All five segments grew net sales versus the third quarter of 2019.
–Core sales grew 3.2 percent compared with the prior year period. Five of eight business units increased core sales compared with the prior year period.
–Reported operating margin was 10.1 percent compared with 13.4 percent in the prior year period, largely reflecting the significant headwind from inflation and an increase in advertising and promotion expense, which more than offset benefits from lower overhead costs, FUEL productivity savings, business mix and pricing. Normalized operating margin was 11.4 percent compared with 14.9 percent in the prior year period.
–Reported diluted earnings per share were $0.44 compared with $0.71 per share in the prior year period, with the year over year change largely reflecting the decline in reported operating profit and a change in the tax provision due to a reduction in discrete benefits.
–Normalized diluted earnings per share were $0.54 compared with $0.84 per share in the prior year period.
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–In September, the company redeemed the remaining €300 million of its 3.75 percent senior notes that were scheduled to mature in October 2021. On October 15, the company announced its intention to redeem in November 2021 the remaining $250 million of its 4.00 percent senior notes that are scheduled to mature in June 2022.
–The company's leverage ratio improved to 3.1x at the end of the third quarter from 3.9x in the prior year period and 3.5x at the end of 2020.
–The company raised its 2021 full year net sales outlook to $10.38 billion to $10.46 billion from its previous range of $10.1 billion to $10.35 billion. The company also improved its 2021 full year outlook for normalized earnings per share to $1.69 to $1.73 from its previous range of $1.63 to $1.73.

Third Quarter 2021 Operating Results

Net sales were $2.8 billion, a 3.3 percent increase compared to the prior year period, largely reflecting core sales growth of 3.2 percent. Net sales were 8.5 percent above the third quarter 2019 level.

Reported gross margin was 30.4 percent compared with 33.9 percent in the prior year period, as the significant headwind from inflation, particularly related to resin, sourced finished goods, transportation and labor, more than offset the benefits from FUEL productivity savings, business mix and pricing. Normalized gross margin was 30.6 percent compared with 33.9 percent in the prior year period.

Reported operating income was $281 million compared with reported operating income of $363 million in the prior year period. Reported operating margin was 10.1 percent compared with 13.4 percent in the prior year period, largely reflecting the significant headwind from inflation and an increase in advertising and promotion expense, which more than offset benefits from lower overhead costs, FUEL productivity savings, business mix and pricing. Normalized operating income was $317 million, or 11.4 percent of sales, compared with $403 million, or 14.9 percent of sales, in the prior year period.

Interest expense was $65 million compared with $71 million in the prior year period.

The company reported a tax provision of $25 million compared with a tax benefit of $21 million in the prior year period, reflecting a reduction in discrete tax benefits. Normalized tax expense was $20 million compared with a tax benefit of $23 million in the prior year period.
The company reported net income of $190 million, or $0.44 diluted earnings per share, compared with net income of $304 million, or $0.71 diluted earnings per share, in the prior year period. The year over year change largely reflects the decline in reported operating profit and a change in the tax provision due to a reduction in discrete benefits.

Normalized net income was $231 million, or $0.54 normalized diluted earnings per share, compared with $356 million, or $0.84 normalized diluted earnings per share, in the prior year period.

An explanation of non-GAAP measures and a reconciliation of these non-GAAP results to comparable GAAP measures are included in the tables attached to this release.

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Balance Sheet and Cash Flow

Year to date, operating cash flow was $490 million compared with $820 million in the prior year period, largely reflecting a working capital increase to support strong net sales growth, which more than offset the year-over-year improvement in operating income and cash conversion cycle.

In September, the company redeemed the remaining €300 million of its 3.75 percent senior notes that were scheduled to mature in October 2021. At the end of the third quarter, Newell Brands had cash and cash equivalents of $494 million and net debt outstanding of $4.6 billion. The company maintained a strong liquidity position, with approximately $2.0 billion in available short-term liquidity, including cash on hand. Newell Brands exited the third quarter with a leverage ratio of 3.1x compared to 3.9x in the prior year period and 3.5x at the end of 2020.

Leverage ratio is defined as the ratio of net debt to normalized EBITDA from continuing operations. An explanation of how the leverage ratio is calculated and a related reconciliation, as well as a reconciliation of reported results to normalized results, are included in the tables attached to this release.

Third Quarter 2021 Operating Segment Results

Note: Prior year period results reflect meaningful shifts in consumer demand from the COVID-19 pandemic, with comparability impacted by elevated prior year results in the Commercial Solutions, Home Appliances, Home Solutions and Outdoor & Recreation operating segments, and subdued prior year results in the Learning & Development operating segment.

The Commercial Solutions segment generated net sales of $486 million compared with $535 million in the prior year period, reflecting core sales decline of 9.2 percent; net sales exceeded the 2019 level. Core sales declined in both the Commercial and the Connected Home & Security business units. Reported operating income was $18 million, or 3.7 percent of sales, compared with reported operating income of $84 million, or 15.7 percent of sales, in the prior year period. Normalized operating income was $21 million, or 4.3 percent of sales, versus $88 million, or 16.4 percent of sales, in the prior year period.

The Home Appliances segment generated net sales of $443 million compared with $430 million in the prior year period, reflecting core sales growth of 1.9 percent and the impact of favorable foreign exchange; net sales exceeded the 2019 level. Reported operating income was $19 million, or 4.3 percent of sales, compared with reported operating income of $19 million, or 4.4 percent of sales, in the prior year period. Normalized operating income was $24 million, or 5.4 percent of sales, versus $22 million, or 5.1 percent of sales, in the prior year period.

The Home Solutions segment generated net sales of $598 million compared with $623 million in the prior year period, mostly reflecting core sales decline of 3.6 percent; net sales exceeded the 2019 level. Core sales decline in the Food business unit more than offset core sales growth in the Home Fragrance business unit. Reported operating income was $75 million, or 12.5 percent of sales, compared with reported operating income of $123 million, or 19.7 percent of sales, in the prior year period. Normalized operating income was $86 million, or 14.4 percent of sales, versus $137 million, or 22.0 percent of sales, in the prior year period.

The Learning & Development segment generated net sales of $869 million compared with $728 million in the prior year period, driven by core sales growth of 19.6 percent; net sales exceeded the 2019 level. Core sales increased in both the Writing and Baby business units. Reported operating income was $195 million, or 22.4 percent of sales, compared with reported operating income of $158 million, or 21.7 percent of sales, in the prior year period. Normalized operating income was
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$197 million, or 22.7 percent of sales, compared with $164 million, or 22.5 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $391 million compared with $383 million in the prior year period, primarily reflecting core sales growth of 1.7 percent and the impact of favorable foreign exchange; net sales exceeded the 2019 level. Reported operating income was $27 million, or 6.9 percent of sales, compared with reported operating income of $39 million, or 10.2 percent of sales, in the prior year period. Normalized operating income was $34 million, or 8.7 percent of sales, compared with $46 million, or 12.0 percent of sales, in the prior year period.

Project Ovid

During the third quarter, Newell Brands announced Project Ovid, a multi-year initiative that is expected to transform the company's go-to-market capabilities and end-to-end customer experience in the U.S., improve customer service levels and drive operational efficiencies. Through Project Ovid, the company seeks to optimize its distribution network in the U.S. by consolidating 23 business-unit-centric supply chains into a single integrated supply chain. The company will establish shared distribution centers in the U.S., so that products from business units will be combined and shipped together in full truckloads to more quickly and efficiently satisfy customer and consumer demand, enable omnichannel success and achieve an operational cadence defined by one order, one truck and one invoice. The new operating model should unlock significant value by leveraging the scale of the organization and is expected to be implemented in multiple phases over the next eighteen months.

Outlook for Full Year and Fourth Quarter 2021

The company updated its full year outlook for 2021 and initiated its fourth quarter 2021 guidance as follows:

	Previous Full Year 2021 Outlook	Updated Full Year 2021 Outlook
Net Sales	$10.1 to $10.35 billion	$10.38 to $10.46 billion
Core Sales	7% to 10% growth	10% to 11% growth
Normalized Operating Margin	~11.1%	Slightly down
Normalized EPS	$1.63 to $1.73	$1.69 to $1.73
Operating Cash Flow	~$1.0 billion	~$1.0 billion

Q4 2021 Outlook
Net Sales	$2.60 to $2.68 billion
Core Sales	2% decline to 1% growth
Normalized Operating Margin	8.7% to 9.2%
Normalized EPS	$0.29 to $0.33

The company has presented forward-looking statements regarding normalized operating margin and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or
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normalized earnings per share to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ third quarter 2021 earnings conference call will be held today, October 29, at 11:00 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable business segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2020 reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA," "normalized EBITDA from continuing operations," “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” tax benefits, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, inflationary adjustments, expenses related to certain product recalls and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. On a pro forma basis, "normalized" items give effect to the company's decision not to sell the Commercial, Mapa and Quickie businesses. “Normalized EBITDA from continuing operations” is an ongoing
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liquidity measure (that excludes non-cash items) and is calculated as pro forma normalized earnings from continuing operations before interest, tax depreciation, amortization and stock-based compensation expense. "Leverage ratio" is a liquidity measure calculated as the ratio of net debt (defined as total debt less cash and cash equivalents) to normalized EBITDA from continuing operations. "Free cash flow productivity” is calculated as the ratio of free cash flow (calculated as net cash provided by operating activities less capital expenditures) to normalized net income, and the company believes that free cash flow productivity is an important indicator of liquidity realized from the company’s core ongoing operations.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense. The company will also exclude one-time tax expenses related to a change in tax status of certain entities and the loss of GILTI tax credits as a result of utilizing the 50% IRC Section 163(j) limit resulting from the CARES Act to determine normalized income tax benefit.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid®, Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Contigo®, First Alert®, Mapa®, Spontex® and Yankee Candle®. Newell Brands' beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	VP, Corporate Communications, Events & Philanthropy
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

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Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the impact of the COVID-19 pandemic and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance", "outlook", “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “are confident that,” "remain optimistic that," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including the impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to manage the demand, supply and operational challenges with the actual or perceived effects of the COVID-19 pandemic, including as a result of any additional variants of the virus or the efficacy and distribution of vaccines, as well as the impact of any vaccine mandates on our global businesses;
•our dependence on the strength of retail, commercial and industrial sectors of the economy in various countries around the world;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to obtain them in a timely manner;
•our ability to improve productivity, reduce complexity and streamline operations;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•our ability to consistently maintain effective internal control over financial reporting;
•risks related to our substantial indebtedness, potential increases in interest rates or changes in our credit ratings;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with divestitures;
•our ability to effectively execute our turnaround plan;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs and environmental remediation costs;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect intellectual property rights;
•significant increases in funding obligations related to our pension plans; and
•other factors listed from time to time in our filings with the SEC, including, but not limited to, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings.

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The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the unaudited condensed consolidated financial statements. As discussed above, the world is currently experiencing the global COVID-19 pandemic which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we have made our best estimates based upon current information, the effects of the COVID-19 pandemic on our business may result in future changes to management’s estimates and assumptions, especially if the severity worsens or duration lengthens. Actual results may differ materially from the estimates and assumptions developed by management. If so, the company may be subject to future incremental impairment charges as well as changes to recorded reserves and valuations.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
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NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Net sales	$2,787	$2,699	3.3%	$7,784	$6,696	16.2%
Cost of products sold	1,939	1,785		5,323	4,501
Gross profit	848	914	(7.2)%	2,461	2,195	12.1%
Selling, general and administrative expenses	561	545	2.9%	1,667	1,581	5.4%
Restructuring costs, net	6	4		16	14
Impairment of goodwill, intangibles and other assets	—	2		—	1,482
Operating income (loss)	281	363	(22.6)%	778	(882)	NM
Non-operating expenses:
Interest expense, net	65	71		197	205
Other (income) expense, net	1	9		(3)	20
Income (loss) before income taxes	215	283	(24.0)%	584	(1,107)	NM
Income tax provision (benefit)	25	(21)		108	(210)
Net income (loss)	$190	$304	(37.5)%	$476	$(897)	NM

Weighted average common shares outstanding:
Basic	425.4	424.3		425.2	424.1
Diluted	428.5	425.4		427.9	424.1
Earnings (loss) per share:
Basic	$0.45	$0.72		$1.12	$(2.12)
Diluted	$0.44	$0.71		$1.11	$(2.12)

Dividends per share	$0.23	$0.23		$0.69	$0.69

* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$494	$981
Accounts receivable, net	1,686	1,678
Inventories	2,098	1,638
Prepaid expenses and other current assets	338	331
Total current assets	4,616	4,628
Property, plant and equipment, net	1,155	1,176
Operating lease assets	490	530
Goodwill	3,516	3,553
Other intangible assets, net	3,461	3,564
Deferred income taxes	855	838
Other assets	427	411
TOTAL ASSETS	$14,520	$14,700
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,709	$1,526
Accrued compensation	241	236
Other accrued liabilities	1,506	1,393
Short-term debt and current portion of long-term debt	253	466
Total current liabilities	3,709	3,621
Long-term debt	4,884	5,141
Deferred income taxes	411	414
Operating lease liabilities	435	472
Other noncurrent liabilities	1,024	1,152
Total liabilities	10,463	10,800

Stockholders' equity
Total stockholders' equity attributable to parent	4,055	3,874
Total stockholders' equity attributable to noncontrolling interests	2	26
Total stockholders' equity	4,057	3,900
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,520	$14,700

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$476	$(897)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	244	267
Impairment of goodwill, intangibles and other assets	—	1,482
Deferred income taxes	(17)	(293)
Stock based compensation expense	37	28
Other, net	1	10
Changes in operating accounts:
Accounts receivable	(44)	(19)
Inventories	(488)	(139)
Accounts payable	194	323
Accrued liabilities and other	87	58
Net cash provided by operating activities	490	820
Cash flows from investing activities:
Capital expenditures	(181)	(158)
Proceeds from sale of divested businesses	—	15
Other investing activities, net	1	5
Net cash used in investing activities	(180)	(138)
Cash flows from financing activities:
Net payments of short-term debt	—	(26)
Net proceeds from issuance of debt	—	492
Payments on current portion of long-term debt	(447)	(305)
Payments on long-term debt	(6)	(19)
Cash dividends	(296)	(294)
Acquisition of noncontrolling interests	(26)	—
Equity compensation activity and other, net	(25)	(22)
Net cash used in financing activities	(800)	(174)
Exchange rate effect on cash, cash equivalents and restricted cash	(14)	(14)
Increase (decrease) in cash, cash equivalents and restricted cash	(504)	494
Cash, cash equivalents and restricted cash at beginning of period	1,021	371
Cash, cash equivalents and restricted cash at end of period	$517	$865
Supplemental disclosures:
Restricted cash at beginning of period	$40	$22
Restricted cash at end of period	23	7

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended September 30, 2021
	GAAP	Restructuring		Transaction	Non-GAAP
	Measure	and restructuring	Acquisition	costs and	Measure
	Reported	related costs [1]	amortization [2]	other [3]	Normalized*
Net sales	$2,787	$—	$—	$—	$2,787
Cost of products sold	1,939	(6)	—	—	1,933
Gross profit	848	6	—	—	854
	30.4%				30.6%
Selling, general and administrative expenses	561	(1)	(19)	(4)	537
	20.1%				19.3%
Restructuring costs, net	6	(6)	—	—	—
Operating income	281	13	19	4	317
	10.1%				11.4%
Non-operating expense	66	—	—	—	66
Income before income taxes	215	13	19	4	251
Income tax provision (benefit) [4]	25	2	4	(11)	20
Net income	$190	$11	$15	$15	$231

Diluted earnings per share **	$0.44	$0.03	$0.04	$0.04	$0.54

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 428.5 million shares for the three months ended September 30, 2021.
Totals may not add due to rounding.

[1] Restructuring and restructuring-related costs of $13 million.
[2] Acquisition amortization costs of $19 million.
[3] Other charges of $3 million primarily related to fees for certain legal proceedings and $1 million of costs related to completed divestitures; $1 million related to Argentina hyperinflationary adjustment and $1 million of gain due to change in fair market value of investments. Includes income tax benefit of $12 million related to difference in effective tax rate.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended September 30, 2020
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs [1]	impairment [2]	other [3]	Normalized*
Net sales	$2,699	$—	$—	$—	$2,699
Cost of products sold	1,785	(1)	—	(1)	1,783
Gross profit	914	1	—	1	916
	33.9%				33.9%
Selling, general and administrative expenses	545	(4)	(24)	(4)	513
	20.2%				19.0%
Restructuring costs, net	4	(4)	—	—	—
Impairment of goodwill, intangibles and other assets	2	—	(2)	—	—
Operating income	363	9	26	5	403
	13.4%				14.9%
Non-operating (income) expense	80	—	—	(10)	70
Income before income taxes	283	9	26	15	333
Income tax provision (benefit) [4]	(21)	2	5	(9)	(23)
Net income	$304	$7	$21	$24	$356

Diluted earnings per share **	$0.71	$0.02	$0.05	$0.06	$0.84

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 425.4 million shares for the three months ended September 30, 2020.
Totals may not add due to rounding.

[1] Restructuring and restructuring-related costs of $9 million.
[2] Acquisition amortization costs of $24 million; $2 million of non-cash impairment charges related to an indefinite-lived intangible asset in the Learning and Development segment.
[3] Loss on disposition of $9 million related to the sale of a product line in the Learning and Development segment; other charges of $3 million primarily related to fees for certain legal proceedings; $2 million related to Argentina hyperinflationary adjustment; and divestiture costs of $1 million primarily related to completed divestitures. Includes income tax expense of $53 million for a reduction in valuation allowance related to integration of certain U.S. operations, partially offset by $47 million of deferred tax effects associated with certain outside basis difference.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Nine Months Ended September 30, 2021
	GAAP	Restructuring		Transaction	Non-GAAP
	Measure	and restructuring	Acquisition	costs and	Measure
	Reported	related costs [1]	amortization [2]	other [3]	Normalized*
Net sales	$7,784	$—	$—	$—	$7,784
Cost of products sold	5,323	(13)	—	(2)	5,308
Gross profit	2,461	13	—	2	2,476
	31.6%				31.8%
Selling, general and administrative expenses	1,667	(5)	(59)	(15)	1,588
	21.4%				20.4%
Restructuring costs, net	16	(16)	—	—	—
Operating income	778	34	59	17	888
	10.0%				11.4%
Non-operating (income) expense	194	—	—	(4)	190
Income before income taxes	584	34	59	21	698
Income tax provision (benefit) [4]	108	7	12	(27)	100
Net income	$476	$27	$47	$48	$598

Diluted earnings per share **	$1.11	$0.06	$0.11	$0.11	$1.40

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 427.9 million shares for the nine months ended September 30, 2021.
Totals may not add due to rounding.

[1] Restructuring and restructuring-related costs of $34 million.
[2] Acquisition amortization costs of $59 million.
[3] Other charges of $12 million primarily related to fees for certain legal proceedings; $3 million of costs related to completed divestitures; $5 million related to Argentina hyperinflationary adjustment; $2 million loss on disposition of businesses and $1 million of gain due to change in fair market value of investments. Includes income tax benefit of $31 million related to difference in effective tax rate.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Nine Months Ended September 30, 2020
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs [1]	impairment [2]	other [3]	Normalized*
Net sales	$6,696	$—	$—	$—	$6,696
Cost of products sold	4,501	(3)	—	(5)	4,493
Gross profit	2,195	3	—	5	2,203
	32.8%				32.9%
Selling, general and administrative expenses	1,581	(15)	(79)	(15)	1,472
	23.6%				22.0%
Restructuring costs, net	14	(14)	—	—	—
Impairment of goodwill, intangibles and other assets	1,482	—	(1,482)	—	—
Operating income (loss)	(882)	32	1,561	20	731
	(13.2)%				10.9%
Non-operating (income) expense	225	1	—	(13)	213
Income (loss) before income taxes	(1,107)	31	1,561	33	518
Income tax provision (benefit) [4]	(210)	5	238	(37)	(4)
Net income (loss)	$(897)	$26	$1,323	$70	$522

Diluted earnings (loss) per share **	$(2.12)	$0.06	$3.11	$0.16	$1.23

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 425.0 million shares for the nine months ended September 30, 2020.
Totals may not add due to rounding.

[1] Restructuring and restructuring-related costs of $31 million.
[2] Acquisition amortization costs of $79 million; $1.5 billion of non-cash impairment charges related to goodwill, other intangible assets and operating right of use assets.
[3] Other charges of $12 million primarily related to fees for certain legal proceedings; $9 million loss related to the sale of a product line in the Learning and Develoment segment; $5 million related to Argentina hyperinflationary adjustment; $2 million due to a product recall; divestiture costs of $3 million primarily related to completed divestitures; $1 million of loss due to changes in fair market value of investments and $1 million loss on pension settlement. Includes income tax expense of $53 million for a reduction in valuation allowance related to integration of certain U.S. operations, partially offset by $47 million of deferred tax effects associated with certain outside basis difference, $20 million related to change in tax status of certain entities and $5 million of effects of adopting the Coronavirus Aid, Relief and Economic Security (“CARES”) Act.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended September 30, 2021						Three Months Ended September 30, 2020						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Normalized	Operating	Operating		Operating	Operating	Normalized	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2]	Income (Loss)	Margin	$	%	$	%
COMMERCIAL SOLUTIONS	$486	$18	3.7%	$3	$21	4.3%	$535	$84	15.7%	$4	$88	16.4%	$(49)	(9.2)%	$(67)	(76.1)%
HOME APPLIANCES	443	19	4.3%	5	24	5.4%	430	19	4.4%	3	22	5.1%	13	3.0%	2	9.1%
HOME SOLUTIONS	598	75	12.5%	11	86	14.4%	623	123	19.7%	14	137	22.0%	(25)	(4.0)%	(51)	(37.2)%
LEARNING AND DEVELOPMENT	869	195	22.4%	2	197	22.7%	728	158	21.7%	6	164	22.5%	141	19.4%	33	20.1%
OUTDOOR AND RECREATION	391	27	6.9%	7	34	8.7%	383	39	10.2%	7	46	12.0%	8	2.1%	(12)	(26.1)%
CORPORATE	—	(53)	—%	8	(45)	—%	—	(60)	—%	6	(54)	—%	—	—%	9	16.7%
	$2,787	$281	10.1%	$36	$317	11.4%	$2,699	$363	13.4%	$40	$403	14.9%	$88	3.3%	$(86)	(21.3)%

[1]The three months ended September 30, 2021 normalized items consist of $19 million of acquisition amortization costs; $13 million of restructuring and restructuring-related charges; $3 million of fees for certain legal proceedings and $1 million of costs related to completed divestitures.
[2]The three months ended September 30, 2020 normalized items consist of $24 million of acquisition amortization costs; $9 million of restructuring and restructuring-related charges; $3 million of fees for certain legal proceedings; $2 million of non-cash impairment charge related to an indefinite-lived intangible asset in the Learning and Development segment; $1 million of transaction-related costs and $1 million of Argentina hyperinflationary adjustment.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Nine Months Ended September 30, 2021						Nine Months Ended September 30, 2020						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized Operating
		Operating	Operating	Normalized	Operating	Operating		Operating	Operating	Normalized	Operating	Operating	Net Sales		Income (Loss)
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2]	Income (Loss)	Margin	$	%	$	%
COMMERCIAL SOLUTIONS	$1,450	$111	7.7%	$10	$121	8.3%	$1,361	$(150)	(11.0)%	$334	$184	13.5%	$89	6.5%	$(63)	(34.2)%
HOME APPLIANCES	1,197	35	2.9%	16	51	4.3%	1,021	(274)	(26.8)%	296	22	2.2%	176	17.2%	29	NM
HOME SOLUTIONS	1,627	189	11.6%	37	226	13.9%	1,384	(149)	(10.8)%	352	203	14.7%	243	17.6%	23	11.3%
LEARNING AND DEVELOPMENT	2,330	522	22.4%	8	530	22.7%	1,887	288	15.3%	91	379	20.1%	443	23.5%	151	39.8%
OUTDOOR AND RECREATION	1,180	90	7.6%	16	106	9.0%	1,043	(411)	(39.4)%	505	94	9.0%	137	13.1%	12	12.8%
CORPORATE	—	(169)	—%	23	(146)	—%	—	(186)	—%	35	(151)	—%	—	—%	5	3.3%
	$7,784	$778	10.0%	$110	$888	11.4%	$6,696	$(882)	(13.2)%	$1,613	$731	10.9%	$1,088	16.2%	$157	21.5%

[1]The nine months ended September 30, 2021 normalized items consist of $59 million of acquisition amortization costs; $34 million of restructuring and restructuring-related charges; $12 million of fees for certain legal proceedings; $3 million of costs related to completed divestitures and $2 million related to Argentina hyperinflationary adjustment.
[2]The nine months ended September 30, 2020 normalized items consist of $1.5 billion of impairment charges for goodwill, other intangible assets and operating right of use assets; $79 million of acquisition amortization costs; $32 million of restructuring and restructuring-related charges; $12 million of fees for certain legal proceedings; $3 million of transaction-related costs; $3 million related to Argentina hyperinflationary adjustment and $2 million for product recall costs.

*NM - NOT MEANINGFUL

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended September 30, 2021				Nine Months Ended September 30, 2021
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
COMMERCIAL SOLUTIONS	(9.2)%	—%	—%	(9.2)%	6.5%	—%	(1.1)%	5.4%
HOME APPLIANCES	3.0%	—%	(1.1)%	1.9%	17.2%	—%	(1.5)%	15.7%
HOME SOLUTIONS	(4.0)%	1.5%	(1.1)%	(3.6)%	17.6%	1.3%	(2.0)%	16.9%
LEARNING AND DEVELOPMENT	19.4%	0.7%	(0.5)%	19.6%	23.5%	1.1%	(1.6)%	23.0%
OUTDOOR AND RECREATION	2.1%	—%	(0.4)%	1.7%	13.1%	—%	(2.0)%	11.1%
TOTAL COMPANY	3.3%	0.5%	(0.6)%	3.2%	16.2%	0.6%	(1.6)%	15.2%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended September 30, 2021				Nine Months Ended September 30, 2021
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
NORTH AMERICA	2.7%	0.7%	(0.3)%	3.1%	12.9%	0.8%	(0.4)%	13.3%
EUROPE, MIDDLE EAST, AFRICA	2.5%	—%	(2.9)%	(0.4)%	22.8%	—%	(8.3)%	14.5%
LATIN AMERICA	18.4%	—%	(0.1)%	18.3%	32.2%	—%	2.6%	34.8%
ASIA PACIFIC	(2.7)%	—%	0.1%	(2.6)%	21.1%	—%	(4.5)%	16.6%
TOTAL COMPANY	3.3%	0.5%	(0.6)%	3.2%	16.2%	0.6%	(1.6)%	15.2%

[1]"Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency.
[2]Divestitures include the exit of the North American distributorship of Uniball® products, current and prior period net sales from retail store closures (consistent with standard retail practice), disposition of the foamboards business and exit from Home Fragrance fundraising business.
[3]“Currency Impact” represents the effect of foreign currency on 2021 reported sales and is calculated by applying the 2020 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2021 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT TO NORMALIZED EBITDA FROM CONTINUING OPERATIONS RECONCILIATION
(Amounts in millions)

	September 30, 2021		December 31, 2020 [1]		September 30, 2020
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$253		$466		$97
Long-term debt	4,884		5,141		5,794
Gross debt	5,137		5,607		5,891
Less: Cash and cash equivalents	494		981		858
NET DEBT	$4,643		$4,626		$5,033

Income (loss) from continuing operations [2]	$603		$(770)		$(119)
Normalized items [2]	233		1,530		813
PROFORMA NORMALIZED INCOME FROM CONTINUING OPERATIONS	836		760		694

Proforma normalized income tax [2]	94		(10)		47
Interest expense, net [2]	266		274		275
Proforma normalized depreciation and amortization [2] [3]	241		245		242
Stock-based compensation [4]	50		41		41
NORMALIZED EBITDA	$1,487		$1,310		$1,299

NET DEBT TO NORMALIZED EBITDA FROM CONTINUING OPERATIONS LEVERAGE RATIO [5]	3.1	x	3.5	x	3.9	x
[1]For the twelve months ended December 31, 2020, refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2020, on the Company’s Form 8-K furnished on February 12, 2021.
[2]For the trailing-twelve months ended September 30, 2021, refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended December 31, 2020, March 31, 2021 and June 30, 2021 on the Company’s Forms 8-K furnished on February 12, 2021, April 30, 2021 and July 30, 2021, respectively. For the trailing-twelve months ended September 30, 2020, refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended December 31, 2019, March 31, 2020 and June 30, 2020 on the Company’s Forms 8-K furnished on February 12, 2021, April 30, 2021 and July 30, 2021, respectively.
[3]For the trailing-twelve months ended September 30, 2021, Proforma normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $79 million associated with intangible assets recognized in purchase accounting; (b) $14 million of accelerated depreciation costs associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended December 31, 2020, March 31, 2021 and June 30, 2021 on the Company’s Forms 8-K furnished on February 12, 2021, April 30, 2021 and July 30, 2021, respectively. For the trailing-twelve months ended September 30, 2020, Proforma normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $113 million associated with intangible assets recognized in purchase accounting; (b) $19 million of accelerated depreciation costs associated with restructuring activities; (c) cumulative depreciation and amortization cost of $15 million related to the inclusion of the Commercial Business in continuing operations. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended December 31, 2019, March 31, 2020 and June 30, 2020 on the Company’s Forms 8-K furnished on February 12, 2021, April 30, 2021 and July 30, 2021, respectively. Proforma Normalized depreciation and amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2020, the following items: (a) acquisition amortization expense of $99 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $13 million associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2020 for further information.
[4]Represents non-cash expense associated with stock-based compensation from continuing operations.
[5]The Net Debt to Normalized EBITDA from continuing operations ratio is defined as Net Debt divided by Normalized EBITDA from continuing operations. The Company's debt has certain financial covenants such as debt to equity ratio and interest coverage ratio; however the Net Debt to Normalized EBITDA from continuing operations leverage ratio is used by management as a liquidity measure and is not prescribed in the Company's debt covenants.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH

Three months ended September 30, 2020
Net sales change (GAAP)	5.1%
Acquisitions, divestitures and other, net [1]	1.2%
Currency impact [2]	0.9%
Core sales change (NON-GAAP)	7.2%

[1]Divestitures include the exit of the North American distributorship of Uniball® Products, current and prior period net sales from retail store closures (consistent with standard retail practice), disposition of the foamboards business, exit from Home Fragrance fund raising business and impact of customer returns related to a product recall in the Outdoor and Recreation segment.
[2]“Currency Impact” represents the effect of foreign currency on 2020 reported sales and is calculated by applying the 2019 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2020 reported sales.

CORE SALES OUTLOOK

	Three Months Ending December 31, 2021			Twelve Months Ending December 31, 2021
Estimated net sales change (GAAP)	-3%	to	0%	11%	to	11%
Estimated currency impact [1] and divestitures [2], net	~ 1%			~ 0%
Core sales change (NON-GAAP)	-2%	to	1%	10%	to	11%

[1]“Currency Impact” represents the effect of foreign currency on 2021 reported sales and is calculated by applying the 2020 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2021 reported sales.
[2]Divestitures include the exit of the North American distributorship of Uniball® products, current and prior period net sales from retail store closures (consistent with standard retail practice), disposition of the foamboards business and exit from Home Fragrance fundraising business.